Exhibit 99.1

Sumo Logic Adds Margaret Francis to its Board of Directors

Francis Brings Modern Software Development and Product Led Growth Expertise to Help Company Drive Continuous Intelligence Category Leadership

REDWOOD CITY, Calif. – Sept. 9, 2021 – Sumo Logic, (Nasdaq: SUMO), the pioneer in continuous intelligence, today announced the appointment of Margaret Francis to its board of directors as an independent board member to help the Company further serve the burgeoning DevSecOps market opportunity.

“Over the last several years we have made a number of investments to further expand our DevSecOps platform strategy and increase our relevance with the teams that are driving digital transformation within their organizations,” said Ramin Sayar, president and CEO, Sumo Logic. “Margaret brings a deep and unique perspective to product strategy, taking a developer-first, end-user approach in helping to make innovative technologies like Sumo’s mainstream. Her expertise and energy will be a fantastic addition to the Sumo Logic Board and will help us drive continued growth and innovation as a category leader in continuous intelligence.”

Francis brings deep experience leading product and engineering strategy for high growth software companies across SaaS, PaaS, data and developer technologies. She currently is the President and Chief Operating Officer (COO) for Armory, an open source continuous delivery software company, and also serves on its Board of Directors. Prior to Armory she was the Senior Vice President of Product for Heroku, a leader in application platform-as-a-service, which was acquired by Salesforce. Under her leadership, Heroku quickly scaled its cloud application platform to support the next generation of developers. Margaret has also led product teams and business units at Salesforce Platform, ExactTarget, Lithium, and has co-founded two venture-backed companies in the metrics visualization and social analytics spaces.

“With the digitization of business driving the pace of change at breakneck speed, most organizations are looking to adopt modern technologies that help them to move faster, deliver better, do things smarter and mitigate risk, all at the same time,” said Margaret Francis, president and COO at Armory. “Global digital businesses of massive scale use the Sumo Logic platform as a proven part of the modern technology stack. The technology that powers the products is solid, and I believe well positions enterprises that need to operate and secure digital services in an increasingly complex and cloud first world. I’m honored to be joining such an experienced team and look forward to helping the company as it moves into the next phase of its journey.”

Additional Resources
•Learn more about Sumo Logic’s Continuous Intelligence Platform™
•Sign up for a free trial of Sumo Logic

About Sumo Logic
Sumo Logic Inc. (Nasdaq: SUMO) is the pioneer in continuous intelligence, a new category of software, which enables organizations of all sizes to address the data challenges and opportunities presented by digital transformation, modern applications, and cloud computing. The Sumo Logic Continuous Intelligence Platform™ automates the collection, ingestion, and analysis of application, infrastructure, security, and IoT data to derive actionable insights within seconds. More than 2,100 customers around the world rely on Sumo Logic to build, run, and secure their modern applications and cloud infrastructures. Only Sumo Logic delivers its platform as a true, multi-tenant SaaS architecture, across multiple use-cases, enabling businesses to thrive in the Intelligence Economy. For more information, visit www.sumologic.com.

Sumo Logic is a trademark or registered trademark of Sumo Logic in the United States and in foreign countries. All other company and product names may be trademarks or registered trademarks of their respective owners.

Any information regarding offerings, updates, functionality, or other modifications, including release dates, is subject to change without notice. The development, release, and timing of any offering, update, functionality, or modification described herein remains at the sole discretion of Sumo Logic, and should not be relied upon in making a purchase decision, nor as a representation, warranty, or commitment to deliver specific offerings, updates, functionalities, or modifications in the future.

Media Contact
Melissa Liton
Sumo Logic
mliton@sumologic.com
(650) 814-3882